Exhibit 99.1

NYSE MKT: LEI

Lucas Energy Announces
Election of New Members to the Board of Directors

For Immediate Release

HOUSTON, TEXAS - (GlobeNewswire) – October 4, 2012 – Lucas Energy, Inc. (NYSE MKT- LEI) an independent oil and gas company (the “Company” or “Lucas”), today announced that the Board of Directors has unanimously elected Ryan Morris and Josh Young to serve on the Board of Directors of the Company.  Through their respective affiliates, Meson Capital Partners and Young Capital Management, Mr. Morris and Mr. Young are the largest shareholders of Lucas with a combined stake of over 4 million shares (including 337,500 shares underlying warrants) representing more than 16% of the total outstanding shares.  These affiliates participated in full in the recent 800,000 share private placement of Lucas common stock.

The Board believes that each new director will add important perspective and new ideas to our business plan, as well as help unlock unrecognized shareholder value.  We look forward to their collaboration and contribution.  Their appointment brings the number of members on the Board of Directors to six.

Ryan J. Morris is the Managing Member of Meson Capital Partners LLC (“Meson LLC”), a San Francisco-based investment partnership, which he founded in February 2009.  Mr. Morris is currently Executive Chairman of the Board of InfuSystem Holdings, Inc., an NYSE-MKT listed company.  From June 2011 through July 2012, Mr. Morris served as a member of the equity committee responsible for maximizing value to the stockholders of HearUSA, Inc. (subsequently HUSA Liquidating Corporation), an NYSE Amex-listed company in Chapter 11 bankruptcy, which has since liquidated its assets and ceased operations. Prior to founding Meson LLC, in July 2008 he co-founded VideoNote LLC, a small and profitable educational software company with customers including Cornell University and The World Bank, and he continues to serve as its Chief Executive Officer. Mr. Morris has a Bachelor’s of Science and Masters of Engineering degree in Operations Research & Information Engineering from Cornell University, and holds the Chartered Financial Analyst designation.

Joshua D. Young is the founder and portfolio manager of Young Capital Management, an investment advisor based in Los Angeles, with a specialty in oil and gas E&P which entity Mr. Young founded in July 2010.  From February 2010 through May 2010, Mr. Young served as a consultant to Karlin Asset Management, a multi-billion dollar family office in Los Angeles.  From November 2007 through February 2010, Mr. Young served as an analyst at Karlin Asset Management, where he led its energy investment effort.  Prior to that, he was an investment analyst at Triton Pacific Capital Partners in Los Angeles, a middle market private equity firm. Prior to that, he was a corporate strategy consultant at Mercer Management Consulting and DiamondCluster in Chicago. He graduated with honors from the University of Chicago with a BA in economics.

Prior to the recent 800,000 share offering, Young Capital had participated in two previous share offerings by Lucas, one in December 2010 and the other in April 2012.

William A. Sawyer, the Chief Executive Officer of the Company stated, “It is a pleasure to welcome Mr. Morris and Mr. Young to the Board of Directors. I believe their extensive experience and background in corporate finance and investment will serve the Company well moving forward.  Mr. Morris and Mr. Young have demonstrated a strong track record of successful ventures and we believe they are a perfect fit for the Company’s current growth strategy.”

About Lucas Energy, Inc.

Lucas Energy, Inc., a Nevada corporation, is an independent oil and gas company based in Houston, Texas. The Company acquires underdeveloped oil and gas properties, restores production to the properties, and looks for underlying value.  Currently, the Company is active in the Austin Chalk, Eagle Ford, Eaglebine, and Buda trends. Our goal for the current year is production and revenue growth, and expansion of our asset base using joint ventures.

For more information on this and other activities of the Company, please visit the Lucas Energy web site at www.lucasenergy.com.

Company Website:	www.lucasenergy.com

Contacts:
Andrew Lai, CFO	Michael Brette J.D., Advisor
alai@lucasenergy.com	mikebrette@gmail.com
(713) 528-1881	(951) 236-8473

Forward-Looking Statements

This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Act”) and Section 21E of the Securities Act of 1934, as amended (the “Exchange Act”). In particular, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements and are subject to the safe harbor created by these Acts. Any statements made in this news release about an action, projection, event or development, are forward-looking statements. Such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that its forward-looking statements will prove to be correct. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration and development of oil and gas. These risks include, but are not limited to, completion risk, dry hole risk, price volatility, reserve estimation risk, regulatory risk, potential inability to secure oilfield service risk as well as general economic risks and uncertainties, as disclosed in the Company’s SEC filings including its Form 10-K and Form 10-Q’s. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company’s SEC filings are available at http://www.sec.gov.